As filed with the Securities and Exchange Commission on March 6, 1997
                                                   Registration No. 333-19701
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PUROFLOW INCORPORATED
                 (Name of Small Business Issuer in its Charter)

                                    Delaware
                            (State or jurisdiction of
                         incorporation or organization)
                                     508599
                                (Primary Standard
                     Industrial Classification Code Number)
                                   13-1947195
                                (I.R.S. Employer
                               Identification No.)
                              16559 SATICOY STREET
                           VAN NUYS, CALIFORNIA 91406
                                 (818) 756-1388
                   (Address and telephone number of principal
               executive offices and principal place of business)

MICHAEL H. FIGOFF, PRESIDENT                    COPIES TO:
16599 SATICOY STREET                   LAWRENCE M. BRAUN, ESQUIRE
VAN NUYS, CALIFORNIA 91406             JAMES M. RENE, ESQUIRE
(818) 756-1388                         SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
(Name, address and telephone number             333 SOUTH HOPE STREET
of agent for service)                     LOS ANGELES, CALIFORNIA 90071
                                               (213) 620-1780

                    APPROXIMATE DATE OF PROPOSED SALE TO THE
                    PUBLIC: AS SOON AS PRACTICABLE AFTER THIS
                    REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.<0-255>

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.<0-255>

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.<0-255>

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              PUROFLOW INCORPORATED
                               -------------------

                              CROSS REFERENCE SHEET
                  Showing Location in Prospectus of Information
                         Required by Items of Form SB-2
                               -------------------


FORM SB-2 ITEM NUMBER AND CAPTION
PROSPECTUS CAPTION

1.  Front of Registration Statement and  Outside Front Cover Page of
    Outside Front Cover of Prospectus    Prospectus

2.  Inside Front and Outside Back Cover  Inside Front Cover Page of Prospectus;
    Pages of Prospectus                  Outside Back Cover Page of Prospectus;
                                         Additional Information

3.  Summary Information and Risk Factor  Prospectus Summary; Risk Factors

4.  Use of Proceeds                      Use of Proceeds

5.  Determination of Offering Price      Not Applicable

6.  Dilution                             Not Applicable

7.  Selling Security Holders             Selling Security Holders and Plan of
                                         Distribution

8.  Plan of Distribution                 Selling Security Holders and Plan of
                                         Distribution

9.  Legal Proceedings                    Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons        Management

11. Security Ownership of Certain
    Beneficial Owners and Management     Principal Stockholders

12. Description of Securities            Dividend Policy; Capitalization;
                                         Description of Capital Stock

13. Interest of Named Experts
    and Counsel                          Related Party Transactions

14. Disclosure of Commission Position    Management - Limitation of Directors'
    on Indemnification for Securities    and Officers' Liability and
    Act Liabilities                      Indemnification

15. Organization Within Last Five Years Related Party Transactions

16. Description of Business              Prospectus Summary; Risk Factors;
                                         Management's Discussion and Analysis
                                         of Financial Condition and Results of
                                         Operations; Business

17.  Management's Discussion and         Management's Discussion and Analysis
     Analysis or Plan of Operation       of Financial Condition and Results
                                         of Operations

18.  Description of Property             Business

19.  Certain Relationship and Related    Related Party Transactions
     Transactions

20.  Market for Common Equity and        Outside Front Cover Page of
     Related Stockholder Matters         Prospectus; Dividend
                                         Policy; Capitalization; Description of
                                         Capital Stock; Principal Stockholders

21.  Executive Compensation              Management

22.  Financial Statements                Financial Statements

23.  Changes in and Disagreements With   Changes in Accountants
     Accountants on Accounting and
     Financial Disclosure

                 SUBJECT TO COMPLETION, DATED ____________, 1997

PROSPECTUS
                              PUROFLOW INCORPORATED

                                2,807,100 SHARES

                          COMMON STOCK, $.01 PAR VALUE

         This Prospectus relates to (i) 2,530,000 shares of Common Stock, $.01 par value ("Common Stock") of Puroflow Incorporated, a Delaware corporation (the "Company"), heretofore issued to certain persons listed as the Selling Security Holders in a private placement consummated in July 1996, (ii) options ("Options" and together with the shares of Common Stock underlying such Options, the "Securities") to purchase 277,100 shares of Common Stock issued to certain persons associated with Toluca Pacific Securities Corporation, which acted as placement agent (collectively, "Placement Agents"), and a consultant ("Optionholder"), in connection with the foregoing private placement, and (iii) 277,100 shares of Common Stock (subject to adjustment) issuable upon exercise of the Options. See "Selling Security Holders and Plan of Distribution." The Securities are being offered for the respective accounts of the Selling Security Holders, the Placement Agents and the Optionholder, and will be sold from time to time by the Selling Security Holders, the Placement Agents and the Optionholder in the national over-the-counter market or otherwise at their prevailing prices, or in negotiated transactions. The Company will receive no proceeds from the sale of the Securities.

         The Securities offered hereby were acquired by the Selling Security Holders, the Placement Agents and the Optionholder from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the Securities under the Securities Act to allow for future sales by the Selling Security Holders, the Placement Agents and the Optionholder to the public without restriction. The Selling Security Holders, the Placement Agents and the Optionholder may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Security Holders and Plan of Distribution."

         The Common Stock of the Company is traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board System (the "Bulletin Board System") under the symbol "PURO." On March 4, 1997, the closing price of the Common Stock as reported on the Bulletin Board System was $29/32.

                  THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                       DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 6.

                                 ---------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this Prospectus is _____________, 1997

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                 ---------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

         The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report thereon by independent certified public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial and other information after the end of each fiscal quarter, upon written request to the secretary of the Company.

         The Company has filed with the Commission a registration statement on Form SB-2 (together with all amendments and exhibits, herein referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.







                                       -2-

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS."

         The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.

         The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

         The Company also designs, manufactures and operates high precision machines for its own use to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

         The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

         The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

         The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand, supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter

                                       -3-
and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.

         The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for a particular market segment.

         The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.


                                  THE OFFERING



Securities Offered.................2,530,000 shares of Common Stock held by the Selling Security Holders, 277,100
                                   Options to purchase shares of Common
                                   Stock and 277,100 shares of Common
                                   Stock underlying such Options held by the Placement Agents and the Optionholder. See "Selling Security Holders and Plan of Distribution."

Risk Factors.......................The securities offered hereby involve a high degree of risk.  See "Risk Factors."

Bulletin Board System Symbol.......PURO







                                       -4-

                          SUMMARY FINANCIAL INFORMATION

                                                                                   Nine Months Ended
                                                                                   -----------------
                                                   Year Ended January 31,               October 31,
                                                   ----------------------               -----------
                                                      1995         1996            1995           1996
                                                      ----         ----            ----           ----
                                                   (Unaudited)                  (Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

Net sales.............................            $ 9,044,707    $8,815,889     $6,626,725     $6,116,478
Gross profit..........................              1,400,285     2,858,882      2,080,528      1,930,979
Income (loss) from continuing operations
     before taxes                                    (521,242)      880,739        593,542        428,733
Net income (loss) from continuing operations         (526,842)   $  875,139     $  587,942     $  423,133
Net income (loss)                                 $(2,372,156)   $  898,119        520,678     $  423,133
                                                  ===========    ==========     ==========     ==========

Earnings (loss) per share(1)                          $ (0.53)   $     0.19     $     0.11           0.07
                                                  ===========    ==========     ==========     ==========
Weighted average common and dilutive
common equivalent shares outstanding                4,508,521     4,631,740      4,578,521      5,678,651




                                                             October 31, 1996

CONSOLIDATED BALANCE SHEET DATA:

Cash.......................................................       $   163,799
Current assets.............................................         3,154,299
Current liabilities........................................           847,892
Working capital............................................         2,306,407
Total assets...............................................         4,127,106
Total debt.................................................                 0
Stockholders' investment...................................         3,279,214



(1) The computation of the net income (loss) per common share (primary) is based on the weighted average number of common shares and common share equivalents outstanding.





                                       -5-

                                  RISK FACTORS

         An investment in the Securities being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the Securities offered hereby.

RECENT SUBSTANTIAL LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY

         As recently as the fiscal years ended January 31, 1995 and 1994, the Company incurred substantial losses of $2,372,156 and $565,926, respectively. In its efforts to return to profitability, the Company sold off three divisions to focus on its traditional strength in high performance filtration. In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. In the year ended January 31, 1996, the Company sold its valve product subsidiary, Decca Valves Corporation and shut down operations of its Michigan Dynamics subsidiary. There is no assurance that the Company's efforts and strategy will result in profitable operations in the future.

RECENT TERMINATION OF RECEIVERSHIP RESULTING FROM DEFAULT IN CREDIT AGREEMENT; POTENTIAL DEFAULT

         The Company was a party to a credit agreement (the "Credit Agreement") with Imperial Bank (the "Bank"). The terms of the Credit Agreement included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the establishment of a receivership (the "Receivership") and the appointment of a receiver (the "Receiver"). The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management. The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving, equipment acquisition credit line. The terms of both loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. There is no assurance that the Company will not default under any of such restrictive covenants. Any such default could have a material adverse effect on the Company and its operations.

LITIGATION

         As set forth under "Legal Proceedings," the Company is a party to various legal proceedings. At October 31, 1996, the Company had a reserve recorded of $232,000 in anticipation of certain judgments against the Company and may record additional accruals. The Company believes it will prevail in its defenses and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. However, there can be no assurance that the Company will prevail in its defenses. In the event that one or more of such cases is decided against the Company, the effect of such decisions could have a material adverse effect upon the Company and its financial position and results of operations.

                                       -6-

DEPENDENCE ON THE AUTOMOTIVE INDUSTRY

         As a supplier to the automotive industry, the Company's business is dependent on many factors including the level of domestic vehicle sales, which are cyclical and dependent on, among other things, the economy, consumer spending, potential work stoppages, adverse weather conditions, potential problems with obtaining supplies and other risks of production. In addition, the Company's business is subject to the seasonal characteristics of the automotive industry in which there are seasonal shutdowns in the third and fourth calendar quarters of each year, which typically result in lower shipments of airbag filters during these quarters. Reduced growth or contraction in the automotive industry may have a material adverse effect on the Company's future operating results.

PRICING OF AUTOMOTIVE FILTERS

         The continued sale of the Company's airbag filters is conditioned upon, among other things, the Company's prices remaining competitive. The Company anticipates that there will be continued downward pressure on the price of its products over the next several years as a result of competition and slackening demand by automakers. As the Company's volume of sales of airbag filters has increased, the price per unit has decreased and is expected to continue to decrease. If the unit price declines in the future are not accompanied by corresponding decreases in production costs, the Company's profit margin may be adversely affected. The Company's future profitability will depend on, among other things, its ability to continue to improve its manufacturing efficiencies and maintain a cost structure that will enable the Company to offer competitive prices. The Company anticipates that it will continue to incur capital expenditures to accomplish these objectives. There is no assurance that the Company will have the resources to meet such objectives. The inability of the Company to offer competitive prices for its products would have a material adverse effect on its business.

PRODUCT LIABILITY

         The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage in the future.

DEPENDENCE ON THE AUTOMOTIVE AIRBAG BUSINESS AND CUSTOMER CONCENTRATION

         The Company's sale of airbag filters is dependent upon the continued increased demand for automotive airbag systems. Sales of airbag filters accounted for approximately 50% of net sales during fiscal 1996 and approximately 43% of net sales during the nine months ended October 31, 1996. There is no assurance that airbag systems will continue to be the commercially preferred system for supplemental passenger restraints. In addition, new technologies for airbags (such as hybrid inflation of inert gases rather than pyrotechnic ignition) may be developed which, if successful, could render the Company's products obsolete or, at a minimum, compete with current airbag

                                       -7-
systems. In recent years, substantially all of the Company's airbag filters manufactured have been sold to certain manufacturers on a purchase order basis, although the Company has supplied prototype filters to other manufacturers and is in the process of qualifying its airbag filters for a third automotive airbag systems manufacturer. Additionally, while the Company is in the process of designing and developing new filters for possible use in advanced driver and passenger side airbags, the Company presently has no commitment from third parties to purchase such filters.

COMPETITION

         A broad range of companies produce products or are capable of producing products that compete with products manufactured by the Company in its various markets. Many of these companies have significantly greater financial resources than the Company. Morton International, Inc. ("MII") and other major domestic airbag manufacturers produce their airbag filter components in-house, and TRW Vehicle Safety Systems, Inc., a significant global manufacturer of airbag inflator assemblies ("TRW"), produces passenger side airbag filters for its own use. Other companies may choose to enter the automotive airbag filter market. There is no assurance that the Company's airbag manufacturer customers will not manufacture all their own filters or that the Company will be able to compete effectively in the future against independent manufacturers of airbag filters or of the Company's other products.


DEFENSE INDUSTRY AND GOVERNMENT SPENDING

         The Company has been supplying components for United States defense and space programs for over 30 years. Sales by the Company under contracts directly with the government accounted for approximately 9% of net sales in the nine months ended October 31, 1996. In addition, in many cases the Company's contracts are with prime or second-tier contractors to the United States government, and, while the Company is not able to track the end-user of its products in all cases, it estimates that approximately 29% of net sales during these periods were directly or indirectly to the United States government. While the Company is not dependent on any particular program, reliance upon defense and government space programs has certain inherent risks. The Company's contracts, direct or indirect, with respect to United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee. In addition, recent changes in governmental policies and political developments are expected to lead to a significant overall decrease in defense spending. These policy developments have impacted and are expected to continue to affect the Company, including new programs which otherwise might have utilized the Company's high performance filters. The Company intends to focus on commercial applications of such products and the continued supply of replacement parts to the government.

GOVERNMENT REGULATION; LIMITED NUMBER OF PERSONS ELIGIBLE TO PARTICIPATE IN GOVERNMENT CONTRACT BIDDING

         Demand for the Company's airbag filters is affected by federal safety regulations requiring the installation of' passive restraint systems in certain vehicles by certain dates. Although the Company believes that automotive safety requirements will not be relaxed, an extension of compliance deadlines or other regulatory changes could have an adverse effect on the demand for the Company's products.
                                       -8-

         Moreover, demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the Federal Aviation Administration ("FAA") Regulations for National and International Operations. While the Company believes that the trends in automotive safety are toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete could have a significant adverse effect on the demand for the products offered by the Company.

         United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

DEPENDENCE UPON KEY PERSONNEL

         The Company's success depends to a significant degree upon the continued contributions of its management team, including Michael H. Figoff, and technical, marketing and sales personnel. While the Company has entered into an employment agreement with Mr. Figoff, the Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the filtration devices industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the filtration devices industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company. See "Management."

SHARES ELIGIBLE FOR FUTURE SALES AND OUTSTANDING STOCK OPTIONS

         As of February 24, 1997, there were 7,108,521 shares of Common Stock outstanding of which 2,530,000 shares are "restricted securities" as defined

                                       -9-
under Rule 144 under the Securities Act. Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, as of October 31, 1996, the Company had granted stock options to purchase in the aggregate 359,000 shares of its Common Stock at exercise prices ranging from $.25 to $.75, and under its Stock Option Plan, the Company has an additional 141,000 shares available for issuance pursuant to stock options. The exercise of currently outstanding options in the future would increase the number of shares of Common Stock outstanding and could have a dilutive effect on the Common Stock and prevent the Company from raising additional financing if required.

NO CASH DIVIDENDS

         The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, the Company has not paid any cash dividends. The Board does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

ISSUANCE OF PREFERRED STOCK

         The Company's Certificate of Incorporation permits its directors to designate the terms of and issue shares of Preferred Stock. The issuance of shares of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock by, among other matters, establishing preferential dividends, liquidation rights and voting power. Although the Company has no present intention to issue shares of Preferred Stock, the issuance thereof might render it more difficult, and therefore discourage, an unsolicited takeover proposal such as a tender offer, proxy contest or the removal of incumbent management, even if such actions would be in the best interest of the Company's stockholders.

COMMON STOCK NOT ELIGIBLE FOR NASDAQ SMALLCAP MARKET SYSTEM; LIMITED TRADING MARKET FOR COMMON STOCK

         The Company does not meet the qualifications to have its Common Stock approved for quotation on the NASDAQ SmallCap Market system (the "NASDAQ System"). There can be no assurance when, if ever, the Company will qualify for the NASDAQ System. The Company's Common Stock was delisted from trading on the NASDAQ System on June 9, 1995 as a result of the Company's failure to meet minimum capital requirements of $1,000,000. Since such time, the Company's Common Stock has traded, and continues to trade, on the Bulletin Board System, and reported by the National Quotation Service (Pink Sheets) under the symbol "PURO." The Company's Common Stock is thinly and sporadically traded and no assurance can be given a larger market will ever develop, or if developed, that it will be maintained. As a result, an investor in the shares of Common Stock offered hereby may not be able to dispose of its shares on favorable terms, or to obtain accurate quotations as to the value of its shares.

RISKS OF LOW-PRICED SECURITIES

         Because the Company's Common Stock is not approved for quotation on the NASDAQ System, the Common Stock is subject to rules under the Exchange Act which impose additional sales practice requirements on broker-dealers who sell such

                                      -10-
securities to persons other than established clients and "accredited investors". For transactions covered by such rules, a broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, such rules may affect the ability of broker-dealers to sell the Company's Common Stock and the ability of purchasers in this offering to sell any of their respective shares acquired in this offering in any secondary market that may develop for such Common Stock.

         The Commission has enacted rules that define a "penny stock" to be any equity security that has a price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions, including, securities listed on the NASDAQ System or on designated exchanges. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure statement prepared by the Commission relating to the penny stock market. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because the Company's shares of Common Stock are not listed on the NASDAQ System, or are not otherwise exempt from the provisions of the Commission's "penny stock" rules, such rules may also affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell any of their shares acquired hereby in any secondary market that may develop.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

         This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations; (ii) the Company's business strategy for expanding its presence in the specialized filtration devices industry; and (iii) the Company's ability to distinguish itself from its current and future competitors. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated change in the specialized filtration devices industry; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will in fact transpire.

                                 DIVIDEND POLICY

         Since its inception, the Company has not paid any dividends on its Common Stock. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and, accordingly, does not plan, for the reasonably foreseeable future, to pay dividends to holders of the Common Stock. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant. As of the date of this Prospectus, there are no contractual limitations on the Company's ability to pay dividends.

                                 USE OF PROCEEDS

         All of the Securities offered hereby are being offered by the Selling Security Holders and the Placement Agents. The Company will not receive any of the proceeds from the sale of the Securities. See "Selling Security Holders and Plan of Distribution."




























                                      -12-

                             SELECTED FINANCIAL DATA

                                            Year Ended January 31,   Nine Months Ended October 31,
                                             1995         1996           1995         1996
                                            ------       ------         ------       ------
STATEMENTS OF OPERATIONS DATA (1):            (in thousands, except per share data)
                                                (Unaudited)               (Unaudited)
Net sales                                   $ 9,045    $  8,816       $   6,627    $ 6,116
Cost of goods sold                            7,645       5,957           4,546      4,185
                                            --------   ---------      ----------   --------
Gross profit                                  1,400       2,859           2,081      1,931
Selling, general & administrative expense     1,630       1,443           1,115      1,043
                                            --------   ---------      ----------    -------
Operating income (loss)                        (230)      1,416             966        888
Other income (expense)                           14         (3)              (2)         6
Interest expense                               (305)       (279)           (232)       (71)
Nonrecurring expenses(2)                         -         (253)           (138)      (394)
                                            --------   ---------      ----------   --------
Income (loss) from continuing
    operations before income taxes             (521)        881             594        429
Income tax expense                                6           6               6          6
                                            --------   ---------      ----------  ---------
Income (loss) from continuing operations       (527)        875             588        423
Income (loss) from discontinued operations   (1,845)         23             (67)         -
                                            --------   ---------      ----------  ---------
Net income (loss)                           $(2,372)   $    898       $     521   $    423
                                            ========   =========      ==========  =========
Net income (loss) per common share:
   From continuing operations               $ (0.12)   $   0.19       $    0.13   $   0.07
   From discontinued operations               (0.41)       0.00           (0.02)         -
                                            --------   --------        ---------  ---------
Primary earnings per share                  $ (0.53)   $   0.19       $    0.11   $   0.07
                                            =========  ========        =========  =========
Weighted average number of shares             4,509       4,632           4,579      5,679
BALANCE SHEET DATA:
Working Capital                             $(1,214)   $   (13)       $    (360)  $  2,306
Total Assets                                  4,721      3,962            4,193      4,127
Long-Term Debt                                   71          -               96          -
Stockholders' Equity                            185      1,083              706      3,279

(1) In November 1994, the Company sold its ultraviolet water product subsidiary, Ultra Dynamics Corporation. The Company had originally reported a loss from discontinued operations of $542,930 for this subsidiary in the fiscal year ended January 31, 1995. In the year ended January 31, 1996, the Company sold the assets of its valve product subsidiary, Decca Valves Corporation, for $305,000 in cash and shut down operation of its Michigan Dynamics subsidiary. These two subsidiaries have been accounted for as discontinued operations. The selected data related to the year ended January 31, 1995 was adjusted to reflect these additional discontinued operations.
(2) Nonrecurring expenses are comprised of a one-time fee of $89,834 charged by the Bank during August 1996, and the monthly administrative fees charged by the Receiver during the receivership period. The Receivership Estate began on May 1, 1995 and ended on August 22, 1996.

                                      -13-

                SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

         The Selling Security Holders, the Placement Agents and the Optionholder have advised the Company that sales of the Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders, the Placement Agents and the Optionholder may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders, the Placement Agents and the Optionholder and/or the purchasers of securities for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Security Holders, the Placement Agents, and the Optionholder and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities and/or as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders, the Placement Agents and the Optionholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from sales of the Securities by the Selling Security Holders, the Placement Agents or the Optionholder. Sales of the Securities by the Selling Security Holders, the Placement Agents and the Optionholder, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

         The can be no assurance that the Selling Security Holders, the Placement Agents or the Optionholder will be able to sell some or all of the Securities listed for sale herein. See "Risk Factors."

         The following table sets forth certain information with respect to the Selling Security Holders, the Placement Agents and the Optionholder for whom the Company is registering the Securities for sale to the public. The Company will not receive any of the proceeds from the sale of the Securities. There are no material relationships between any of the Selling Security Holders, the Placement Agents or the Optionholder, on the one hand, and the Company, on the other hand. Beneficial ownership of the Securities by each Selling Security Holder, the Placement Agents and the Optionholder after the sale will depend on the number of Securities sold by each Selling Security Holder, the Placement Agents and the Optionholder. The Securities offered by the Selling Security Holders, the Placement Agents and the Optionholder are not being underwritten.

                            SELLING SECURITY HOLDERS

                                        Number
                                       of Shares        Number      Beneficial
                                     Beneficially     of Shares     Ownership
Name of Selling                       Owned Prior       Being         After
  Stockholder                        to Offering      Offered      Offering
---------------                      -------------    ---------    ----------

Milton Koffman                            62,500        62,500           0
Dr. Eugene Snowden                        62,500        62,500           0
Dr. Eugene Snowden KEOGH                  62,500        62,500           0
Jack McLeod                               50,000        50,000           0
Andre W. Iseli                            62,500        62,500           0
Ron Berger                                30,000        30,000           0
Timary K. Koller/Richard E. Koller        15,625        15,625           0
William Hurd                              30,000        30,000           0
Delaware Charter Guarantee &
  Trust FBO: Ronald I. Heller; IRA       312,500       312,500           0
Bette Nagelberg                          312,500       312,500           0
Lyonshare Venture Capital/
  Alan R. Lyons, Managing Ptnr.          250,000       250,000           0
Vestal Venture Capital/
  Alan R. Lyons, Managing Ptnr.          100,000       100,000           0
Alan Jablon                               25,000        25,000           0
Edda Brown                                15,000        15,000           0
Peter Blowitz(1)                          40,000        40,000           0
Camden Research Corp.                     30,000        30,000           0
Marlin M. Merhab                          15,000        15,000           0
John P. Konop                             15,000        15,000           0
Boston Safe Deposit Trust Co. FFC:
  Virginia Retirement System             625,000       625,000           0
Joy A. Svenson                            30,000        30,000           0
Victoria R. Miller                        15,000        15,000           0
James A. Cavaricci                       300,000       300,000           0
Conrad S. Haythorne & Elaine E.
 Haythorne Trustees FBO Elaine E.
 Haythorne Trust D/T/D 11/23/93           15,000        15,000           0
Manhattan Group Funding                   64,375        64,375           0
Howard Falco(1)                           13,190        13,190           0
Patrick Sheedy(1)                         15,000        15,000           0
Ron Heller(1)                             20,300        20,300           0
Rick Smith(1)                             10,500        10,500           0
Cynthia Keefover(1)                       40,000        40,000           0
Paul Fiorini(1)                           68,110        68,110           0
Coffin-KCSA(1)                           100,000       100,000           0

TOTALS:                                2,807,100     2,807,100           0

(1) The securities being offered by such securityholder includes Options to purchase shares of Common Stock and the shares of Common Stock underlying such Options.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The Company was incorporated in Delaware in 1961, under the name Ultra Dynamics Corporation, and was originally engaged in the water purification business.

         In November 1968, the Company organized Puroflow Corporation to acquire all of the assets and liabilities of a business established in 1961, under the name Aerospace Components Corporation, and was primarily engaged in the manufacture of high performance filters for the aerospace industry. In 1980, the Company acquired Decca Valves Corporation, a corporation engaged in the manufacture of fluid control valves. The Company changed its name to Puroflow Incorporated in 1983. The Company acts as the holding company, directly or indirectly, for Puroflow Corporation.

         In fiscal 1989, the Company began designing, testing and producing filters for automotive airbag systems, primarily as an outgrowth of its expertise in aerospace filtration. During September 1992, the Company disposed of its Chemical Process Industry ("CPI") division, including CPI assets it had acquired from Michigan Dynamics Inc. ("MDI") in June 1992. During November 1994, the Company settled litigation with Glasco Ultraviolet Systems, Inc. and disposed of the operating assets of Ultra Dynamics Corporation, its ultraviolet water products subsidiary. During June 1995, the Company disposed of the inventory and intangible assets of Decca Valve Corporation and shut down its MDI subsidiary. The Company still markets certain filters under the MDI brand name. The disposal of these assets have been accounted for as a discontinued operation.

         The Company's principal products consist of automotive airbag filters and high performance filters. Net sales for each of these products lines for the fiscal years ended January 31, 1995 and 1996 and for the nine month periods ended October 31, 1995 and 1996 are as follows:

                                                             Nine Months Ended
                               Year Ended January 31,           October 31,
                               ----------------------           -----------
                               1995          1996         1995          1996
                               ----          ----         ----          ----
                                              (in thousands)
Net Sales:
  Airbag Filters              $ 6,361       $ 4,175      $ 3,186       $ 2,627
  High Performance Filters      2,684         4,641        3,441         3,489
                              -------       -------      -------       -------

        Total                 $ 9,045       $ 8,816      $ 6,627       $ 6,116
                              =======       =======      =======       =======

RESULTS OF OPERATIONS

         The following table reflects the percentage relationship to net sales of certain items included in the Company's statement of operations for each of the two years ended January 31, 1996 and 1995.

                                              Year Ended
                                              January 31,
                                              -----------
                                         1995            1996
                                         ----            ----
Net Sales                               100.0%          100.0%
Cost and expenses:
   Costs of goods sold                   84.6%           67.5%
   Selling, general & administrative     18.0%           16.4%
   Other (income) expense                (0.2%)           0.0%
   Interest expense                       3.4%            3.2%
   Non-recurring expense                  0.0%            2.9%
                                         ------          -----
   Income (loss) from continuing
      operations before income taxes     (5.8%)          10.0%
   Provision for income taxes            (0.1%)          (0.1%)
                                        --------        -------
   Income (loss) from discontinued
      operations                        (20.3%)           0.3%
                                        -------          -----
   Net income (loss)                    (26.2%)          10.2%
                                        =======         ======

COMPARISON OF THE FISCAL YEARS ENDED JANUARY 31, 1996 AND 1995

         Net sales in fiscal 1996 decreased 2.5% compared to fiscal 1995. This is due primarily to a decrease in sales of airbag filters from $6,361,000 to $4,175,000 due to a change in customer supplied raw material in the current year compared to prior year practice of the Company supplying the raw material. Sales of high performance filters, including the Parts Manufacturing Authority program ("PMA") administered by the FAA, increased in the current year to $4,641,000 compared to $2,684,000 in the prior year.

         The Company supplied the airbag filters on an exclusive basis to two customers, who in turn sell airbags to various automobile manufacturers (including Honda, General Motors, Mazda, Mitsubishi, Chrysler, Fiat, Ford of Australia and Jaguar). Several other major inflator manufacturers indicated an interest in the Company's R&D program for developing passenger and side impact non-azide programs. The increased sales of high performance filters is due primarily to the developing market for parts manufactured under PMA and the signing of exclusive distributorship agreements. Under PMA, the Company submits an application to the FAA which contains a proposal by the Company to manufacture a specified part, the fabrication of which is subject to regulation by the FAA. Following manufacture, the part is distributed by a distributor with whom the Company has entered into an exclusive distribution agreement. The Company is not authorized to manufacture the part until it has obtained PMA certification. As noted above, parts manufactured by the Company under PMA represent an increasing proportion of the Company's business and the Company anticipates that this trend will continue.

         The variation in the gross margins of 32.5% in fiscal 1996, compared to 15.4% in fiscal 1995, is a result of a combination of factors. The Company consolidated its manufacturing facilities in September 1995 with reduced rental and manufacturing costs; increased prices in the PMA program line, and increased margins in high-performance filters with cost controls and manufacturing efficiencies. The gross margins in fiscal 1995 were affected by high manufacturing and other costs incurred during the program start-up phase of the PMA products due to the learning curve and the time lag in securing qualification of the PMA products. Because the Company has gained experience with the application process associated with PMA, it is more familiar with the requirements of PMA and, as such, is able to anticipate the documentation and other information which is required to be submitted to the FAA in order to obtain FAA approval. As a result, the Company is more efficient in handling the processing of PMA submissions and consequently expends less time and expense in the PMA approval process.

         Selling, general and administrative expenses were $1,443,000 and 1,630,000 for fiscal 1996 and 1995 respectively, a decrease of 11.5%, due primarily to overhead cost controls, the move to the new facility, and head-count reduction from 102 employees to 72 employees.

         Interest expense decreased to $279,000 in fiscal 1996 from $305,000 in fiscal 1995 due to the reduction of the principal balance outstanding. This occurred despite an increase in the interest rate to 12% by the lending institution.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has historically financed its operations from the placement of bank financing, sale of Common Stock and, in profitable years, operating cash flows. In fiscal 1996, cash provided by operating activities was $1,312,000, consisting of $898,000 from income, non-cash operating expenses of $660,000, and a reduction in inventories and prepaid expense and other assets, offset by an increase in accounts receivable, and reduction of accounts payable and accrued expense.

         Cash provided by investing activities was primarily from proceeds from sale of property and equipment. Cash provided by operations and investing activities was used to reduce bank debt by $1,669,000.

         The Company's debt at January 31, 1996 was $1,764,000, consisting of line of credit and notes payable to the bank of $1,080,000 and notes payable to vendors of $684,000 representing a reduction in debt of $1,669,000 from January 31, 1995.

         In addition, the Company had a revolving line of credit with its bank, under which it could borrow up to the lesser of $1,200,000 or 65% of eligible accounts receivable. Outstanding balances accrued interest at the bank's prime rate plus 3.5% (12% at January 31, 1996). This line was secured by the Company's accounts receivable, inventories and a first priority interest in all unencumbered assets. The Company had an outstanding balance of $236,000 under this agreement at January 31, 1996.

         The terms of the credit agreements contained certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. The Company was in default on various loan covenants. As a result, on May 1, 1995, the Company entered into a stipulation for the immediate appointment of a Receiver. The appointment was based upon the default of the Company on its obligations under these agreements with the Bank. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing

                                      -18-
management until August 22, 1996 when the Receivership was terminated by order of the Superior Court of California and control of the Company was returned to the Board of Directors and management.

         The Company has obtained a new $750,000 revolving bank credit line and a $300,000 non-revolving equipment acquisition credit line.

COMPARISON OF THE NINE MONTHS ENDED OCTOBER 31, 1996 AND 1995

         The following table reflects the percentage relationship to net sales of certain items included in the Company's statement of operations for the nine months ended October 31, 1996 and 1995.

                                                            Nine Months
                                                         Ended October 31,
                                                         1995         1996
                                                         ----         ----
Net sales                                               100.0%       100.0%
Costs and expenses:
     Cost of goods sold                                  68.6%        68.4%
     Selling, general & administrative                   16.8%        17.1%
     Other income (expense)                               0.0%        (0.1)%
     Interest expense                                     3.5%         1.2%
     Non-recurring expenses                               2.1%         6.4%
                                                        ------       ------
     Income (loss) from continuing
      operations before income taxes                      9.0%         7.0%
     Provision for income taxes                          (0.1)%       (0.1)%
     Income (loss) from discontinued
      operations                                         (1.0)%        0.0%
                                                        -------      ------
Net income (loss)                                         7.9%         6.9%
                                                       =======      =======

NET SALES

A comparison of the product lines is presented below:
                                                           Nine months
                                                         Ended October 31,
                                                         1995        1996
                                                         ----        ----
                                                          (in thousands)
Airbag Filters                                          $3,186      $2,626
High Performance Filters                                 3,441       3,490
                                                       -------     -------
Total net revenue                                       $6,627      $6,116
                                                        ======      ======

         For the nine months ended October 31, 1996, net sales of High Performance Filter products increased 1.4% over the prior year nine month period. The small increase was despite the Company's minimal marketing effort during the receivership period. Additionally, the Company's business has been changing from a high amount of government and aerospace contracts to one of PMA parts. PMA parts are contracted out over a period of up to five years into the future. The backlog of High Performance Filter products was $4,500,000 on October 31, 1996 as compared to $2,989,000 on October 31, 1995.

                                      -19-

         For the nine months ended October 31, 1996, net sales of the airbag product line decreased 17.6% compared to the prior year nine month period. The dollar amount of this decrease was due to second quarter product line changeovers and softening of demand.

         Gross profit as a percentage of net sales was 31.6% and 31.4% for the nine months ended October 31, 1996 and 1995, respectively. The increased gross profit margin for the nine month period is due to consolidation of manufacturing facilities during the third quarter of the prior year. This allowed management to reduce costs of manufacturing overhead and personnel.

         For the nine months ended October 31, 1996 and 1995, selling, general and administrative expenses were $1,043,000 and $1,115,000, respectively. Decreases were primarily due to better cost controls and the full impact of the facility consolidation in the third quarter of fiscal 1996.

         Interest expense decreased by $161,000 for the nine months ended October 31, 1996, as compared to 1995, due to reductions in interest bearing debt.

         Nonrecurring expenses of $394,000 were a direct result of the Receivership which ended on August 22, 1996.

         A provision for income taxes of $5,600 for minimum franchise taxes to the state of California was recorded. No additional provision is necessary due to the Company's federal net operating loss carryforwards of approximately $2,351,000 for federal income tax purposes, and $2,626,000 for California state income tax purposes, at January 31, 1996. Such operating loss carryforwards expire from 2008 to 2011.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's working capital was $2,306,000 and $(360,000) as of October 31, 1996 and 1995, respectively. This provides for current ratios of approximately 3.72 and .89 at October 31, 1996 and 1995, respectively.

         On March 26, 1996, the Company entered into an agreement with Toluca Pacific Securities Corporation ("TPSC") to raise equity through a private placement offering. On July 24, 1996, such offering was completed. The Company sold 2,530,000 shares of Common Stock and received $1,772,900 of net proceeds, including $1,300 of interest. Additionally, $50,000 is being held in escrow, pending the filing of this registration statement. The purchase price of the Common Stock was $.80 per share. From the gross proceeds, TPSC received a fee of $202,400. TPSC (or its designees) also received 24-month options to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company were used to retire bank debt and other pre-Receiver debt. Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to register the Securities under the Securities Act.

         On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and management.

         Additionally, the Company entered into a new banking relationship. The Company obtained a $750,000 revolving credit line. This credit line bears interest at the rate of prime plus 1.5%, per annum, and is secured, primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving, equipment acquisition credit line, which bears interest at the rate of prime plus 1.75%, per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of (i) aggregate net worth (plus subordinated debt, less any intangible assets and less any amount due from shareholders, officers and affiliates of the Company) of not less than $3,250,000, (ii) a ratio of current and non-current liabilities (less subordinated debt) to net worth of not more than 0.50 to 1.00, (iii) working capital of not less than $2,000,000, and
(iv) debt service coverage ratio of not less than 1.75 to 1.00. The Company is currently in compliance with the foregoing covenants.

EFFECTS OF INFLATION ON BUSINESS

         Management believes that inflation has not had a material effect on the Company's operations.

                               RECENT DEVELOPMENTS

         On February 24, 1997, the Company announced unaudited results for its fiscal year ended January 31, 1997. Net income was reported at $662,985, or $.11 per share, compared with $898,110 or $.19 per share in the prior fiscal year. The decrease in net income in the Company's fiscal year ended January 31, 1997 as compared to the prior fiscal year was attributable primarily to an overall softening in sales in the airbag market as a whole and pricing concessions demanded by the Company's airbag customers. Sales totaled $8.46 million in fiscal 1997 compared with $8.8 million for the prior year. As of the time of the announcement, current backlog of firm orders was at a record high of $5.9 million. Of this amount, the aerospace component of the backlog represented $4.9 million, and the airbag backlog was $1.0 million. The unaudited financial information included herein was prepared in accordance with generally accepted accounting principles ("GAAP"). In the opinion of management of the Company, such unaudited financial information includes all adjustments consisting only of normal recurring accruals necessary for a fair presentation. An audit may reveal material adjustments to the amounts shown in such unaudited information. Certain information and footnote disclosures, normally included in financial information prepared in accordance with GAAP have been omitted pursuant to Commission rules and regulations; nevertheless, the Company believes that such information is adequate to make the information presented not misleading. Such unaudited financial information should be read in conjunction with the audited financial statements and notes thereto included herein.

                                    BUSINESS

         The Company designs and manufactures specialized filtration devices. The Company's specialty high performance filtration products are designed and manufactured to meet specific customer needs. The Company's products are used in automobile airbag inflators, aerospace, petrochemical and a wide range of commercial and industrial applications. The Company believes its products are state-of-the-art in filtration technology, and the Company believes each such product achieves effectiveness of performance through a careful selection of materials ranging from all welded titanium construction to epoxy assembled paper elements.


                                      -21-

         The Company produces filters which are an integral part of conventional pyrotechnic automotive airbag inflators. The primary functions of the airbag filter is to control the expansion of the hot gas into the inflating bag, to prevent hot particles of combustion from entering the expanding bag, and to cool the hot expanding gas. The Company's filters are comprised of a blend of woven wire meshes and random fiber materials.

         An entire pyrotechnic airbag system includes the bag, the inflator (initiator, filter and gas generant), the module for the steering wheel or dashboard, the sensors, and the diagnostics. When the crash sensors (located in the front of the vehicle) detect a rapid deceleration equivalent to hitting a stationary object at a predetermined speed, an electrical impulse is transmitted to the initiator. The initiator triggers a chemical reaction of the airbag's gas generant, which inflates the bag, forcing open the module's cover (located either in the center of the steering wheel or in the dashboard on the passenger-
side). The inflation sequence is designed to take place in less than one-tenth of a second without interfering with control of the car. After inflation, the airbag automatically deflates in less than one second.

         The Company also designs, manufactures and operates high precision machines for its own use to fabricate airbag filters. Because such machines require minimal time for tooling changes between production runs of different filter types, the Company believes that these methods result in greater flexibility and lower unit costs without compromising the high reliability which the Company believes is essential for automotive airbag filters.

         The Company designs, develops and produces new filters in response to requests for proposals made by various airbag inflator manufacturers, both domestic and foreign. The Company intends to continue to enhance its technology and product development in order to meet the changing needs of airbag manufacturers and their customers. The Company is developing filters for the next generation azide and non-azide passenger and side impact airbag applications. No assurance can be given when, if ever, such products will be available for commercial sale, or whether such products will be successful.

         The Company also designs and manufactures precision filtration products for critical applications. Specializing in highly reliable, all metallic filters of standard and custom design, the Company's products range from filters in hydraulic, fuel and pneumatic systems, and large cryogenic and petrochemical filters. The Company also designs and manufactures surface tension devices for propellant management in missiles and satellites using porous metal, high-performance filter media and specialized gas tungsten arc welding processes.

         The Company supplies filters for United States space applications, including the Space Shuttle program, various commercial and military satellites, launch vehicles and boosters, and ground support equipment. The Company, through its "Michigan Dynamics" brand supplies lightweight airframe fuel filters for helicopters and sells these products to the United States Army, Bell Helicopter and several offshore helicopter manufacturers. The Company is also exploring new applications with McDonnell Douglas Helicopter and Sikorsky Helicopter. The Company's discussions, however, are preliminary discussions only, and no assurance can be given, when, if ever, any agreement can be reached with any of such parties, or if reached that any ensuring agreement would be on terms favorable to the Company.


                                      -22-

         The Company also supplies aftermarket filtration products used in jet aircraft and turboshaft powered aircraft and helicopters. Utilizing reverse engineering techniques, the Company produces "generic plain wrap" filters for use in the aftermarket. The Company has, and tries to obtain, exclusive agreements with its distributors for its commercial aerospace products for assigned PMA Applications. See "--Marketing".

         The Company was incorporated in Delaware in 1961 and has its principal offices located at 16559 Saticoy Street, Van Nuys, California 91406. The Company's telephone number is (818) 756-1388.


RECENT TERMINATION OF RECEIVERSHIP RESULTING FROM DEFAULT IN CREDIT AGREEMENT

         The terms of the Credit Agreement with the Bank included certain restrictive covenants including maintenance of minimum working capital, net worth and ratios of current assets to current liabilities and debt to net worth. As a result of the Company's default of certain such covenants, the Bank filed a lawsuit against the Company in 1995 in the Superior Court of California. As a result of such lawsuit, on May 1, 1995, the Superior Court of California appointed and the Company entered into a stipulation for the immediate appointment of the Receiver. The Receiver then assumed jurisdiction over all of the Company's assets and operated the Company with the assistance of existing management until August 22, 1996 when the Receivership Estate was terminated by order of the Superior Court and control of the Company was returned to the Board of Directors and management.

RAW MATERIALS AND SUPPLIES

         The principal raw materials utilized by the Company in connection with its filter operations include stainless steel and other man-made or natural products, which are standard items available from a number of sources. Additionally, the Company subcontracts out a significant portion of the fabricated or machine parts required to produce components used in the Company's products, which it designs and assembles. The Company believes that these services are rapidly available from a wide variety of sources. The Company engineers, manufactures and assembles its products at its facility in Van Nuys, California. This facility does not handle or store hazardous substances and thus does not incur significant costs relating to compliance with applicable environmental laws.

PATENTS AND TRADEMARKS

         Although management believes that patents and trademarks associated with the Company's various product lines are of value to the Company, it does not consider any of them to be essential to its business.

MAJOR CUSTOMERS

         Sales to the three customers identified below represented approximately 60% of net sales during fiscal year 1996 and 54% of net sales during the nine months ended October 31, 1996. For fiscal year 1996 and the nine months ended October 31, 1996, sales to Breed Automotive Technologies, Inc. were $2,047,315 and $1,652,490, sales to Inflation Systems, Inc. were $2,213,823 and $974,009, and sales to Norcross Air, Inc. were $1,037,135 and $672,774, respectively. These customers purchased airbag filters and filters for commercial and aerospace applications. The loss of any of' these customers would have a

                                      -23-
material adverse effect on the automotive airbag filter or the high performance filter segments of the Company's business.

BACKLOG

         As of October 31, 1996, February 29, 1996, and February 28, 1995, the Company had a firm order backlog of approximately $5,555,000, $5,489,000 and $5,165,000, respectively. The backlog figures include firm purchase orders and, with respect to airbag filters, six-month planning requirements prepared by the Company's customers. As is generally the case in the automotive industry, the Company's airbag filter customers provide the Company, on a monthly basis, with firm commitment purchase orders for the upcoming three months and their best estimate for planning purposes of their requirements for the following six-month period. These rolling nine-month statements of firm commitment purchase orders and planning requirements are revised and updated each month.

         The Company's customer purchase orders may be revised or canceled by the customer, subject to reimbursement of certain costs in the case of cancellation of scheduled shipments or other commitments. The Company's contracts (direct or indirect) with respect to United States government agencies, are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee.

MARKETING

         The Company markets its airbag filters directly to airbag manufacturers through its executive offices. The Company markets its commercial aerospace products through exclusive distributorships on assigned PMA applications. Typically, the terms of these distribution agreements provide that the distributor will act as the exclusive distributor for specific parts manufactured by the Company for a period between 3 to 5 years with minimum monthly requirements for number and dollar amount of units purchased. The purchase price of the parts is subject to mutual agreement of the parties and may be adjusted to take into account inflation, market changes, changes in costs of production and sales, and other factors. Such agreements may be terminated by the Company if the distributor does not comply with these purchase requirements or by either party if the other party is rendered insolvent. The Company markets its high performance filters through manufacturers representatives and, to a lesser extent, the Company's own sales force.

GOVERNMENT CONTRACTS

         The Company has a number of direct contracts with the United States government, and substantial sales of high performance filters are made to companies that are prime contractors of the United States government. Sales to the United States government accounted for approximately 7% of net sales for fiscal 1996 and 1995 and approximately 9% for the nine months ended October 31, 1996. While separate figures are not maintained, the Company believes that when added to sales to the United States government's prime contractors, government sales accounted for approximately 29% of the Company's net sales for fiscal 1996 and 16% for fiscal 1995.


                                      -24-

COMPETITIVE CONDITIONS

         The business of manufacturing automotive airbag filters and high performance filters is highly competitive and, with respect to high performance filters, the industry is highly fragmented. The Company believes there are currently three principal manufacturers of airbag filters in the United States:
Morton International, Inc. ("MII"), which manufactures the filter component of its own airbag system; National-Standard Company and the Company. Both MII and TRW have greater financial capabilities and personnel than the Company. Additional companies are attempting to enter the automotive airbag filter market; however, there are substantial monetary, time, costs and quality issues associated with product qualification, as well as development and start-up. No assurance can be given that the Company will be able to compete in its industry or that any airbag manufacturer which purchases the Company's products will not choose to produce airbag filters internally in the future or to use a different supplier.

         The Company believes that the primary competitive factors in its business are performance and price in the case of high performance filters, and airbag filters, which are now subject to commodity pricing. While the Company believes its prices are competitive, it does not position itself as the lowest price supplier in all of its markets. The Company relies on the quality of its products and customer service in order to compete with companies which in many cases have substantially greater resources.

PRODUCT WARRANTIES

         In all product lines, the Company provides standard commercial warranties, consistent with its products and industry and typically with a duration of twelve months. Although claims under product warranties have been minimal during the past five years, no assurance can be given such claims will not increase in the future.

RESEARCH AND DEVELOPMENT

         In fiscal 1996 and fiscal 1995 and for the nine month periods ended October 31, 1996 and 1995, the Company incurred research and development expenditures of approximately $28,000, $381,000, $4,000 and $23,000, respectively. Research and development expenditures were significantly curtailed during fiscal 1996 while the Company was in receivership. The Company charges research and development expenditures to operations as a production expense as such expenditures occur. The Company intends to expand research and development activities in its core businesses, including passenger side, advanced driver-side and side impact airbag filters and Parts Manufacturing Authority for the commercial aerospace products group.

REGULATION

         Demand for the Company's airbag filters was initially affected by federal regulations requiring installation of airbags in passenger cars, light trucks, and vans. Consumer demand is now the leading force in the growth of this product segment. Demand for the Company's commercial aerospace products is affected by the FAA Regulations for National and International Operations. While the Company believes that the trends in automotive safety is toward increased regulation and are beneficial to the Company, a decline in enforcement or compliance expenditures, a change in the regulations, or an emerging technology that would deem airbags as obsolete, could have a significant adverse effect on the demand for the products offered by the Company.

         United States government contracts and related customer orders subject the Company to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. This includes subjecting the Company to examinations by government auditors, and investigators, from time to time, to insure compliance and review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts). The United States government may limit the competitive bidding of any contract under a small business or minority set-aside, in which bidding is limited to companies meeting the criteria for a small business or minority business, respectively. The Company is currently qualified for small

                                      -25-
business, but not minority ownership, set-asides. To the extent bidding may be so limited, the Company has an opportunity to benefit from the reduced number of qualified bidders. No assurance can be given, however, that in the future the government will not expand the number of persons eligible to bid for such business or choose to open such bidding to a larger array of persons, which could have a material adverse effect upon the Company.

         The Company's products produced under PMA are subject to substantial oversight by the FAA, including review and approval by the FAA of proposals by the Company to produce aircraft parts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of the Fiscal Years Ended January 31, 1996 and 1995."

EMPLOYEES

         At January 3, 1997, the Company had 71 full-time employees, including 4 employed in sales and marketing, 13 employed in engineering and quality control, and 41 employed in production. The remaining employees are administrative and support staff. No employees are represented by a collective bargaining unit. Management considers its relationship with its employees to be good.

INSURANCE

         The Company maintains general liability, automobile, product liability, workers' compensation, and employer's liability insurance coverage. The Company is engaged in various businesses which could expose it to claims for injury, resulting from the failure of products sold by it. During the last decade, the Company has had only one claim for injury filed as a result of an Ultra Dynamics product installation, wherein the distributor failed to service the installation, and the Company was joined in the action. The Company has product liability insurance, covering in such amounts and against such risk as management believes advisable, in light of the Company's business and the terms and cost of such insurance. There is no assurance that claims will not arise in the future in excess of such insurance or that the Company will maintain the same level of insurance coverage.

PROPERTIES

         The following table sets forth information as to the location and general character of the facility of the Company:

                                                     Approximate      Lease
Location                 Principal Use                 Sq. Ft.      Exp. Date
--------                 -------------                 -------      ---------
16559 Saticoy Street     Headquarters and              50,000    August 30, 2000
Van Nuys, CA 91406       manufacturing facility
                         for airbag components,
                         government and
                         aerospace filtration

The Company's current sub-lease from Kaiser Aerospace & Electronics Corporation includes the use of gas, electric, water, telephone service, real estate taxes and parking at an annual rental of $291,000. The Company has an option to extend the lease for 29 months until December 31, 2002, at an annual rental of $312,000, inclusive of the above services. The Company believes its facilities are adequate for its current needs and that suitable additional or substitute space will be available as needed.
                                      -26-

                                LEGAL PROCEEDINGS

         On July 2, 1993, Ultra Dynamics, a former wholly owned subsidiary of the Company was named as one of six co-defendants in a civil action filed by Cynthia H. Meals in the Court of Common Pleas of Chester County, Pennsylvania for unspecified damages resulting from improper maintenance of a treatment system for drinking water. Ultra Dynamics is included as a co-defendant because it supplied the equipment to a co-defendant distributor. Ultra Dynamics has filed a cross-complaint against all co-defendants and plaintiff.

         Reliable Metallurgical Processes Inc. ("Reliable") commenced an action against the Company and Michigan Dynamics Inc., a former wholly owned subsidiary of the Company, in September 1995, in Los Angeles County Superior Court for breach of contract, open account, and anticipatory breach. The contract related to the performance by Reliable of heat-treatment services which the Company believes Reliable did not perform adequately. The plaintiff is seeking damages in the principal sum of $133,821.37, interest at the rate of 18 percent per annum from net thirty days after delivery of the goods and attorneys' fees and cost of litigation.

         Jerome Pearlman d.b.a. J&F Enterprises, a former director of the Company, commenced an action in the Los Angeles County Superior Court in December 1995 for breach of an alleged promissory note for money borrowed. The plaintiff claims that the Company has not repaid amounts due under the alleged note which the Company disputes. The complaint seeks approximately $73,000 in damages.

         J&F Management Inc., controlled by Jerome Pearlman, a former director of the Company, commenced an action in Municipal Court of Santa Monica Judicial District in December 1995 against the Company, and the Receiver for possession and conversion of personal property. The complaint alleges the Company is wrongfully in possession of a computer owned by the plaintiff under an alleged capital lease, which claim the Company disputes. The complaint seeks damages not to exceed $25,000.

         Memtec America Corporation obtained a confession of judgment from the Circuit Court for Baltimore County, Maryland, on December 19, 1995, against the Company for approximately $220,000, based upon the execution of a promissory note by a former chief executive officer of the Company, which note was executed in exchange for goods and services delivered by the plaintiff. The Company disputes that any amounts are due under the note as a result of the Company's right of set-off. The judgment was obtained without due notice to the Company. The Receiver retained counsel in Baltimore, Maryland, for the purpose of setting aside the confession of judgment and to assert a number of counter-claims against Memtec America Corporation. The confession of judgment was vacated by order of the Circuit Court for Baltimore County on June 24, 1996. The Company filed an amended counterclaim and third party complaint on August 12, 1996 against Memtec America Corporation and four former employees of the Company now employed by Memtec America Corporation.

         At October 31, 1996, an accrual in the amount of approximately $232,000 has been recorded in anticipation of judgments which may result against the Company as a result of the foregoing. Although the Company cannot determine the potential liability which may result from the foregoing, it believes it will prevail in its defenses, and does not expect that such litigation will have a material adverse effect on its financial position or results of operation. See "Financial Statements - Note 7".

         The Company is not a party, nor are its properties subject to, any material pending legal proceedings other than ordinary routine litigation incidental to the Company's business and the matters described above.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The directors (each of whom is elected on an annual basis), executive officers and key employees of the Company are as follows:

NAME                        AGE      POSITIONS(S)
----                        ---      ------------
Michael H. Figoff           53       Chief Executive Officer, President and
                                     Director

Sandy Yoshisato             33       Corporate Secretary and Director of Human
                                     Resources

Reuben M. Siwek             77       Chairman of the Board of Directors

Robert A. Smith             57       Vice Chairman of the Board of Directors

Dr. Tracy K. Pugmire        66       Director

Leo S. Unger                79       Director

         Michael H. Figoff is the President and Chief Executive Officer of the Company. Mr. Figoff joined the Company in November 1988 as the Director of Marketing, leaving his position as Director of Marketing for a division of Ferranti International. In 1993, Mr. Figoff was elected a director and appointed Executive Vice President of the Company. Mr. Figoff was appointed President of the Company in February 1995 and in May 1995 was appointed President and Chief Executive Officer. Mr. Figoff became a director in January 1993. Mr. Figoff has more than 30 years of experience in the marketing and manufacture of aerospace and defense related products. Mr. Figoff holds a B.S. Degree in Business Administration with a minor in marketing.

         Sandy Yoshisato joined the Company as its Corporate Secretary on July 1991. Ms. Yoshisato was promoted to Director of Human Resources of the Company on May 15, 1995.

         Reuben M. Siwek, Esq. was elected to the Board of Directors in March 1982. Mr. Siwek is a practicing attorney in the State of New York for more than 46 years. Mr. Siwek received his Bachelor Degree in Business Administration from St. Johns University in January 1943 and his Juris Doctor from St. Johns University in November 1949. He holds a C.P.A. Certificate from the State of New York issued in November 1943.

         Robert A. Smith was elected to the Board of Directors in July 1994. Mr. Smith received his B.S. Degree in Mechanical Engineering from Polytechnic Institute of Brooklyn and a Masters in Business Administration from UCLA. His continuing education included Harvard's Advanced Management Program and UCLA's Executive Program. He is currently President of Haskel International Inc.'s Industrial Products Group. Prior positions included President of Engineered Filtration Company from October 1992 to January 1994, President of Puroflow Corporation from February 1991 to October 1992, and President of RTS Systems Incorporated from May 1988 to February 1991 when the Company was acquired by Telex Communications Inc. Mr. Smith served as President of Purolator Technologies Inc. from 1980 to 1988, and served HR Textron Inc. from 1964 to 1980 where he was General Manager of the Filter Division. He started his career with Pall Corporation in 1960 as a design and applications engineer and was there until 1964. Mr. Smith is a Certified Professional Manager with extensive engineering, marketing and general management experience in the filter industry.

         Dr. Tracy Kent Pugmire, Ph.D. in Chemistry, was elected to the Board of Directors in April 1991. Dr. Pugmire was formerly employed by ARDE Inc., from 1985 through April 1991 as an Executive Vice President and Program Manager for the development of auxiliary and emergency gas supply systems for Space Station Freedom. Dr. Pugmire was employed as a Program Manager by Technion Inc. from 1981 to 1985, and prior thereto spent thirteen years with AVCO Company, an aerospace company, with responsibility in all areas of propulsion engines and system development, vehicle integration and flight operation. Dr. Pugmire's formal education was in the fields of Engineering Physics and Physical Chemistry.

         Leo S. Unger was elected to the Board of Directors in March 1995. Mr. Unger received his BA Degree in Math and Chemistry in 1940 from Drake University in Iowa. Mr. Unger served with distinction in the United States Marine Corps from 1940 to 1958, retiring with the rank of Lt. Colonel. Mr. Unger established his executive and marketing abilities in 1953 as a Manufacturers Representative when he created Leo Unger & Associates and various wholly owned subsidiaries engaged in the importation of fishing tackle and small screw machine parts for distribution through wholesale distributors in the United States. He served as President from 1953 through 1985 when he retired. Mr. Unger brings his executive organized marketing skills to the Board and its management team.

DIRECTORS' COMPENSATION

         The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

         Pursuant to Section 145 of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that the Company shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of the Company against liability for certain of their acts. The Company's Certificate of Incorporation also provides that, with certain exceptions, no director of the Company will be liable to the Company for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the

                                      -29-
director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any arrangement, provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

         The table below presents the compensation of the Company's chief executive officer and former chief executive officer (each, a "Named Executive Officer") for services rendered to the Company in all capacities for the periods shown. No other executive officer of the Company earned in excess of $100,000 during this period.

                                                             Annual Compensation
                                                  -------------------------------------------
                                       FISCAL                                 ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION             YEAR         SALARY      OPTIONS        COMPENSATION
---------------------------             ----         ------      -------        ------------

Michael H. Figoff                      1997        $150,000         -0-         $ 16,748
Chief Executive Officer and            1996         105,213       100,000         16,748
President                              1995         105,213        55,000         16,748

Joseph B. Jasso                        1997            -0-           -0-            -0-
Former Chief Executive Officer and     1996            -0-           -0-            -0-
President                              1995          96,596          -0-          17,420

TOTAL 1997                                        $ 150,000          -0-        $ 16,748<F1>

<F1>  Includes auto allowance, life insurance and disability premiums.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as to the number of shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each current Named Executive Officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both of record and beneficially unless otherwise indicated.

Name and Address of              Number And Percentage of Shares of Common Stock
Beneficial Owner(1)                          Beneficially Owned(2)
-------------------                          ---------------------
                                        Shares Owned     Percentage Owned
                                        ------------     ----------------
Michael H. Figoff                         157,000(3)           2.1%
Sandy Yoshisato                            10,000(3)             *
Reuben M. Siwek                           143,750(3)           1.9%
Robert A. Smith                            34,000(3)             *
Dr. Tracy K. Pugmire                       43,555(3)             *
Leo S. Unger                              126,000(3)           1.7%
Virginia Retirement System                625,000              8.5%
George Solymar                            450,650              6.0%

All Directors and Executive               514,305              6.9%
  Officers as a Group (6 persons)

----------------------
*        Less than 1%

(1) The address of each officer and director is c/o Puroflow Incorporated, 16559 Saticoy Street, Van Nuys, California 91406.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them.

(3) Includes as to Mr. Figoff, Ms. Yoshisato, Messrs. Siwek, Smith, Pugmire and Unger options exercisable within 60 days to purchase 155,000, 10,000, 50,000, 30,000, 30,000, and 15,000 shares, respectively.











                                      -31-

                           PRICE RANGE OF COMMON STOCK

         The Common Stock of the Company is traded on the Bulletin Board System under the symbol "PURO."

         The following table sets forth the high and low bid quotations for the Common Stock for the periods indicated as reported by the NASDAQ System and the Bulletin Board System, as applicable. These quotations represent inter-dealer prices and do not include retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                     High        Low
                                                     ----        ---
   Fiscal Year Ended January 31, 1995
      1st Quarter..............................      1 1/2       1
      2nd Quarter..............................      1 5/16      1 1/16
      3rd Quarter..............................      1 5/16      13/16
      4th Quarter..............................      1 3/16      23/32

   Fiscal Year Ended January 31, 1996
      1st Quarter..............................      23/32       21/32
      2nd Quarter (1)..........................      11/32       8/32
      3rd Quarter (1)..........................      N/A         N/A
      4th Quarter .............................      1 3/8       5/8

   Fiscal Year Ending January 31, 1997
      1st Quarter..............................      1 3/8       1 3/8
      2nd Quarter..............................      1 5/8       1 3/8
      3rd Quarter..............................      1 1/4       1 1/4
      4th Quarter..............................      1           15/16

    (1) The Common Stock of the Company was delisted by NASDAQ on June 9, 1995, as a result of the Company not meeting the minimum capital requirement. Trading in the Common Stock resumed on November 17, 1995, with a listing on the Bulletin Board System.

         On March 4, 1997, the closing price for the Company's Common Stock on the Bulletin Board System was $29/32 per share. As of March 4, 1997, the Company had approximately 3,600 stockholders of record.

         As a result of its current financial condition and prior operating loss, the Company will not be in a position to pay cash dividends in the foreseeable future. See "Dividend Policy."


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, $.01 par value per share, and 500,000 shares of Preferred Stock. As of the date of this Prospectus, there were 7,108,521 shares of Common Stock issued and outstanding, held of record by approximately 3,600 stockholders. There are no shares of Preferred Stock issued and outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. See "Dividend Policy." The Common Stock is not entitled to preemptive rights and is not subject to redemption. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. All outstanding shares of Common stock are validly issued, fully paid and nonassessable.

OPTIONS

         Holders of the Options may initially exercise such Options at an exercise price of $0.80 per share (the "Exercise Price"). Except for certain exempted issuances or sales of its Common Stock, if the Company issues or sells any shares of its Common Stock for a consideration per share less than the Exercise Price, the Exercise Price shall be reduced to the price equal to the quotient derived by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Exercise Price in effect immediately prior to such issuance or sale, plus (y) the aggregate of the amount of all consideration, if any, received by the Company upon such issuance or sale, by (ii) the number of shares of Common Stock outstanding immediately after such issuance or sale. The Options expire at or before 5:00 p.m., New York Time, July 18, 1998. The Options expire on July 18, 1998.


                           RELATED PARTY TRANSACTIONS

         Reuben M. Siwek, Chairman of the Board of the Company, renders legal services to the Company. The Company incurred expenses of approximately $42,284 and $80,625 during fiscal years 1996 and 1995, respectively, for legal services rendered by Mr. Siwek.

         The Company incurred expenses of approximately $68,155 and $150,000 during fiscal years 1996 and 1995, respectively for rental of the former principal manufacturing and corporate offices of the Company from a company owned by a former member of the Board of Directors. The Company has moved from such facilities and all payments relating to the rental of such offices have been terminated. The Receiver also terminated all payments under an alleged capital lease of computer equipment by a former director of the Company. As a result of the termination of the payments relating to such computer equipment, the Company is involved in a lawsuit brought by the former director seeking damages not to exceed $25,000. See "Legal Proceedings." There is currently no litigation with respect to the termination of rental payments relating to the Company's former premises. Upon termination of the Receivership, the Receiver no longer exercises any authority over the affairs of the Company (although the Receiver is representing the Company in the litigation with the Company's former director).

                              CHANGE IN ACCOUNTANTS

         In its report on Form 8-K/A dated November 22, 1995 and filed with the Commission, the Company reported that it changed its auditors from Deloitte & Touche LLP ("D&T") to Rose, Snyder & Jacobs, CPA's, Burbank, California for the fiscal year ended January 31, 1996.

                                      -33-

D&T audited the financial statements for the Company for the fiscal year ended January 31, 1995 (the "1995 Financial Statements") and issued a modified report as to uncertainty as a going concern. Upon informing D&T that it intended to file the Registration Statement of which this Prospectus forms a part, the Company was advised by D&T that D&T would not provide its consent to the filing of the 1995 Financial Statements. The Company believes D&T's refusal to provide such consent may be related to a prior fee dispute between D&T and the Company. D&T has not advised the Company, nor does the Company have any reason to believe, that D&T's refusal to consent to the filing of the 1995 Financial Statements is related in any manner to any disagreement with D&T as to accounting principles or practices, financial statement disclosure or auditing scope or procedure relating to the 1995 Financial Statements. In addition, the Company is not aware of any facts that would cause D&T to withdraw its report on the 1995 Financial Statements or, if reissued, to modify the report with respect to the opinion expressed or the scope of the audit.


                                  LEGAL MATTERS

         The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.


                                     EXPERTS

         The consolidated financial statements of the Company as of October 31, 1996 and January 31, 1996 and for the nine months and year ended, respectively, have been included herein and in the registration statement in reliance upon the report of Rose, Snyder & Jacobs, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


















                                      -34-

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Puroflow Incorporated


We have audited the accompanying consolidated balance sheets of Puroflow Incorporated (a Delaware Corporation), and Subsidiaries at October 31, 1996 and January 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the nine months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puroflow Incorporated and Subsidiaries at October 31, 1996 and January 31, 1996, and the results of its operations and its cash flows for the nine months and year then ended in conformity with generally accepted accounting principles.



Rose, Snyder & Jacobs


A Corporation of Certified Public Accountants
Burbank, California

December 11, 1996

                     PUROFLOW INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                             October 31,  January 31,  October 31,  January 31,
                                                 1996        1996         1995         1995
                                                 ----        ----         ----         ----
                                                                      (Unaudited)  (Unaudited)
CURRENT ASSETS
Cash, note 9                                 $  163,799   $     --     $   36,998   $   74,441
Accounts receivable
 Net of allowance for doubtful
  accounts of $49,504 (October 31,
  1996), $140,000 (January 31,
  1996), $162,803 (October 31,
  1995) and $204,469 (January 31,
  1995), note 3                               1,496,266    1,548,495    1,478,817    1,266,150
Advances to officers and employees                 --           --          4,047        3,868
Inventories, note 3                           1,371,651    1,239,467    1,418,995    1,746,237
Current portion of note receivable, note 2       48,384       43,831       51,504       34,008
Prepaid expenses and deposits                    74,199       33,700       40,554      125,794
                                             ----------   ----------   ----------   ----------
     TOTAL CURRENT ASSETS                     3,154,299    2,865,493    3,030,915    3,250,498
                                             ----------   ----------   ----------   ----------
PROPERTY AND EQUIPMENT, note 3
    Leasehold improvements                       11,660         --        203,733      203,733
    Machinery and equipment                   2,913,897    2,880,343    2,839,284    2,873,215
    Automobile                                    7,500        7,500
    Tooling and dies                            253,921      253,921      274,282      274,282
    Construction in progress                    143,532       20,000         --           --
                                             ----------   ----------   ----------   ----------
                                              3,323,010    3,154,264    3,324,799    3,358,730
Less accumulated depreciation
    and amortization                          2,371,173    2,134,836    2,248,455    2,021,474
                                             ----------   ----------   ----------   ----------
NET PROPERTY AND EQUIPMENT                      951,837    1,019,428    1,076,344    1,337,256
                                             ----------   ----------   ----------   ----------
NOTE RECEIVABLE, note 2                           4,220       60,276       52,603       94,005
                                             ----------   ----------   ----------   ----------
OTHER ASSETS                                     16,750       16,750       32,820       39,077
                                             ----------   ----------   ----------   ----------
TOTAL ASSETS                                 $4,127,106   $3,961,947   $4,192,682   $4,720,836
                                             ==========   ==========   ==========   ==========



       See independent auditors' report and notes to financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                             October 31,  January 31,  October 31,  January 31,
                                                 1996        1996         1995         1995
                                                 ----        ----         ----         ----
                                                                      (Unaudited)  (Unaudited)

CURRENT LIABILITIES
    Bank overdraft                           $     --     $   59,363   $     --     $     --
Line of credit, note 3                             --        235,857      290,993      810,003
Current portion of long-term debt,
 notes 4 and 12                                 207,087    1,763,681    1,965,897    2,787,543
Accounts payable                                469,176      582,393      921,841      655,485
Accrued expenses                                171,629      237,472      212,300      211,343
                                             ----------   ----------   ----------   ----------
    TOTAL CURRENT LIABILITIES                   847,892    2,878,766    3,391,031    4,464,374

                                             ----------   ----------   ----------   ----------
LONG-TERM DEBT, note 4                             --           --         95,911       71,400
COMMITMENTS AND CONTINGENCIES,  note 7
STOCKHOLDERS' EQUITY, notes 5 and 10
  Preferred stock, par value $.10 per share
    Authorized - 500,000 shares
    Issued - none
  Common stock, par value $.01 per share
    Authorized - 12,000,000 shares Issued
    and outstanding - 7,108,521 shares
     at October 31, 1996 and 4,578,521 shares
     at January 31, 1996, October 31, 1995
     and January 31, 1995, notes                430,579      405,279      405,279      405,279
    Additional paid-in capital                4,977,727    3,230,127    3,230,127    3,230,127
    Accumulated deficit                      (2,129,092)  (2,552,225)  (2,929,666)  (3,450,344)
                                             ----------   ----------   ----------   ----------
TOTAL STOCKHOLDERS' EQUITY                    3,279,214    1,083,181      705,740      185,062
                                             ----------   ----------   ----------   ----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                        $ 4,127,106  $ 3,961,947  $ 4,192,682   $4,720,836
                                            ===========  ===========  ===========   ==========





       See independent auditors' report and notes to financial statements.






                                      F - 3

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                        Nine Months                  Nine Months
                                          Ended         Year Ended      Ended        Year Ended
                                        October 31,     January 31,   October 31,    January 31,
                                           1996           1996           1995           1995
                                           ----           ----           ----           ----
                                                                     (Unaudited)    (Unaudited)
Net Sales                              $ 6,116,478    $ 8,815,889    $ 6,626,725    $ 9,044,707
Cost of goods sold                       4,185,499      5,957,007      4,546,197      7,644,422
                                       -----------    -----------    -----------    -----------
Gross profit                             1,930,979      2,858,882      2,080,528      1,400,285
Selling, general and
 administrative expense                  1,042,698      1,442,926      1,115,157      1,630,032
                                       -----------    -----------    -----------    -----------
Operating income (loss)                    888,281      1,415,956        965,371       (229,747)
Other income and (expense)
  Other income (expense)                     6,042         (2,895)        (1,678)        14,132
  Interest expense                         (71,407)      (279,237)      (232,414)      (305,627)
  Nonrecurring expenses, note 1           (394,183)      (253,085)      (137,737)          --
                                       -----------    -----------    -----------    -----------
Income (loss) from continuing
 operations before tax                     428,733        880,739        593,542       (521,242)
Income tax expense, note 6                   5,600          5,600          5,600          5,600
                                       -----------    -----------    -----------    -----------
Income (loss) from continuing
 operations                                423,133        875,139        587,942       (526,842)
Discontinued operations, note 13
  Loss from operations                        --          (67,264)       (67,264)    (1,845,314)
  Gain from write-off of excess
   reserves, note 11                          --          235,404           --             --
  Loss on sale of property and
   equipment                                  --         (145,160)          --             --
                                       -----------    -----------    -----------    -----------
                                              --           22,980        (67,264)    (1,845,314)
                                       -----------    -----------    -----------    -----------
  Net income (loss)                    $   423,133    $   898,119    $   520,678    $(2,372,156)
                                       ===========    ===========    ===========    ===========
  Net income (loss) per common share
  Continuing operations                $      0.07    $      0.19    $      0.13    $     (0.12)
  Discontinued operations                                                  (0.02)         (0.41)
                                       -----------    -----------    -----------    -----------
Earnings per share, note 1             $      0.07    $      0.19    $      0.11    $     (0.53)
                                       ===========    ===========    ===========    ===========
Weighted average number of shares        5,678,651      4,631,740      4,578,521      4,508,521
                                       ===========    ===========    ===========    ===========



       See independent auditors' report and notes to financial statements.

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                  Common      Additional
                                  Stock        Paid-in     Accumulated
                                Par Value      Capital       Deficit        Total
                                ---------      -------       -------        -----
Balance at January 31, 1994   $   391,280   $ 2,994,126   $(1,078,188)   $ 2,307,218
Net loss                             --            --      (2,372,156)    (2,372,156)
Sale of common stock               13,999       236,001          --          250,000
                              -----------   -----------   -----------    -----------
Balance at January 31, 1995       405,279     3,230,127    (3,450,344)       185,062
Net income                           --            --         898,119        898,119
                              -----------   -----------   -----------    -----------
Balance at January 31, 1996       405,279     3,230,127    (2,552,225)     1,083,181
Sale of common stock               25,300     1,747,600     1,772,900
Net income                           --            --         423,133        423,133
                              -----------   -----------   -----------    -----------
Balance at October 31, 1996   $   430,579   $ 4,977,727   $(2,129,092)   $ 3,279,214
                              ===========   ===========   ===========    ===========










       See independent auditors' report and notes to financial statements.










                                      F - 5

                       PUROFLOW INCORPORATED AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Nine Months                  Nine Months
                                                       Ended        Year Ended       Ended       Year Ended
                                                     October 31,    January 31,    October 31,   January 31,
                                                       1996           1996           1995          1995
                                                       ----           ----           ----          ----
                                                                                 (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                 $   423,133    $   898,119    $   520,678    $(2,372,156)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization                       236,337        340,103        305,758        365,934
  Provision for losses on accounts receivable         (20,000)       104,205         80,788        134,069
  Inventory valuation allowance                        35,150         59,000           --          999,305
  Loss on sale of assets                              157,057          3,468           --
  Gain on vendor note settlements                    (124,482)          --             --             --
Changes in operating assets and liabilities:
  Accounts receivable                                  72,229       (386,550)      (293,455)       242,305
  Inventories                                        (167,334)        73,073         22,242      1,154,010
  Prepaid expenses and other assets                   (40,499)       114,421         91,497        (83,328)
  Accounts payable and accrued expenses              (179,060)       (46,962)       267,313        288,426
                                                  -----------    -----------    -----------    -----------
  Net cash provided by operating activities           235,474      1,312,466        998,289        728,565
                                                  -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                   (168,746)      (131,336)       (61,714)      (122,182)
Proceeds from sale of assets                             --          326,700        318,400           --
Payments received on note receivable                   51,503         23,906         23,906           --
Other assets                                             --             --             --           (3,109)
                                                  -----------    -----------    -----------    -----------
  Net cash provided by (used in) investing
   activities                                        (117,243)       219,270        280,592       (125,291)
                                                  -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft                                        (59,363)        59,363           --          250,000
Proceeds from sale of common stock                  1,772,900           --             --             --
Net borrowing (repayments) under credit line         (235,857)      (574,146)      (519,010)        65,412
Principal payments on long-term debt               (1,432,112)    (1,095,262)      (797,135)      (838,761)
Principal payments under capital lease obligations       --             --             --          (26,346)
Advances to officers and employees                       --            3,868           (179)         1,941
                                                  -----------    -----------    -----------    -----------
  Net cash provided by (used in) financing
   activities                                          45,568     (1,606,177)    (1,316,324)      (547,754)
                                                  -----------    -----------    -----------    -----------
Net increase (decrease) in cash                       163,799        (74,441)       (37,443)        55,520
Cash at beginning of period                              --           74,441         74,441         18,921
                                                  -----------    -----------    -----------    -----------
Cash at end of period                             $   163,799    $      --      $    36,998    $    74,441
                                                  ===========    ===========    ===========    ===========

       See independent auditors' report and notes to financial statements.
                                      F - 6

                   PUROFLOW INCORPORATED AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Puroflow Incorporated was organized on May 15, 1961 under the laws of the State of Delaware, Puroflow Incorporated and its wholly owned subsidiaries (together referred therein as the "Company") specialize primarily in designing and manufacturing automotive airbag filters and high performance filters. The Company is located in Van Nuys, California, and does business with customers throughout the world, most of which are located within the United States.

RECEIVERSHIP

On May 1, 1995, the Superior Court of California appointed a Receiver as a result of a lawsuit filed by the Company's bank. The Company was in default of its obligations under various credit agreements with the bank. The Receiver had assumed jurisdiction over all the Company's assets, which were in the possession of the Receiver's estate, and held for the benefit of all creditors and shareholders. The Receiver was not obligated to pay liabilities that existed prior to their appointment; however, the Receiver elected to pay certain of those liabilities with the leave of the Court.

On August 13, 1996, all bank debt owed by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.

CONSOLIDATED SUBSIDIARIES

The consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries, Puroflow Corporation, Decca Valves Corporation, Michigan Dynamics Inc., and Ultra Dynamics Corporation. Material intercompany transactions and balances have been eliminated.
Only Puroflow Corporation is presently active.

INVENTORIES

Inventories are stated at the lower of cost of market on a first-in, first-out basis, and consist of the following items:

                                 Nine Months            Nine Months
                                   Ended     Year Ended    Ended     Year Ended
                                 October 31, January 31, October 31, January 31,
                                     1996       1996        1995        1995
                                     ----       ----        ----        ----
                                                        (Unaudited)(Unaudited)
Raw materials and purchased parts $  696,766 $  757,921 $  626,941 $  818,187
Work in progress                     266,432    235,404    370,488    503,033
Finished goods                       408,453    246,142    421,566    425,017
                                  ---------- ---------- ---------- ----------
   Total                          $1,371,651 $1,239,467 $1,418,995 $1,746,237
                                  ========== ========== ========== ==========
       See independent auditors' report and notes to financial statements.
                                      F - 7
                                 Page 45 of 61

PROPERTY AND EQUIPMENT

Depreciation and amortization of property and equipment is computed using the straight line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the shorter of the life of the lease or the improvements. The estimated useful lives are as follows:


       Classification                            Life
       --------------                            ----
       Machinery and equipment                5-15 years
       Automobile                                5 years
       Tooling and dies                          5 years
       Leasehold improvements                    5 years

REVENUE RECOGNITION

Revenues are recognized when finished products are shipped.

INCOME TAXES

The Company complies with Financial Accounting Standards No. 109, Accounting for Income Taxes.

CASH FLOWS

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash only and to exclude any near-cash short-term investments.

ESTIMATES

Generally accepted accounting principles require that the financial statements include estimates by management in the valuation of certain assets and liabilities. The Company's management estimates the reserve for doubtful accounts, the reserve for obsolete inventory and the useful lives of property and equipment. Management uses its historical record and knowledge of its business in making these estimates.

RECLASSIFICATION

Certain amounts previously reported in the Company's January 31, 1996, October 31, 1995, and January 31, 1995 financial statements have been reclassified to conform to the presentation adopted for the nine months ended October 31, 1996. The most significant reclassification is nonrecurring expenses for the year ended January 31, 1996 and the nine months ended October 31, 1995. Such reclassifications had no effect on the net profits or losses as previously reported.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenditures are expensed as incurred and are approximately as follows:

       See independent auditors' report and notes to financial statements.

                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)

                           $     4,000  $    28,000  $    23,000  $   381,000
                           ===========  ===========  ===========  ===========
NONRECURRING EXPENSES

Nonrecurring expenses are comprised of a one-time fee of $89,834 charged by the Company's former bank for its costs related to the Receivership during August, 1996, and the monthly administrative fees charged by the Receiver during the receivership period. Administrative fees were billed by the Receiver monthly for its role as monitor for the bank of all the Company's cash disbursements and receipts and for its handling of all court reports, filings and related Receivership matters. The Receivership Estate began on May 1, 1995 and ended on August 22, 1996.

EARNINGS PER SHARE

The computation of the net income (loss) per common share is based on the weighted average number of common shares and common share equivalents outstanding.

NOTE 2 - NOTE RECEIVABLE

                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)

8 1/2% note receivable,     $  52,604    $ 104,107    $ 104,107    $ 128,013
 monthly principal and
 interest payments of
 $4,250, secured by equipment
 of the debtor, maturing in
 November, 1997

Less current portion           48,384       43,831       51,504       34,008
                            ---------    ---------    ---------    ---------
                            $   4,220    $  60,276    $  52,603    $  94,005
                            =========    =========    =========    =========

NOTE 3 - LINE OF CREDIT

On November 5, 1993, the Company entered into a security and loan agreement with its bank under which it could obtain credit up to 65% of certain accounts receivable, but not in excess of $1,200,000, at prime plus 3 1/2%. This loan was secured by accounts receivable, inventories and a first priority interest in all

       See independent auditors' report and notes to financial statements.
                                      F - 9
unencumbered assets, and matured in June, 1996. In August, 1996, the outstanding balance was repaid in full.

In August, 1996, the Company entered a new banking relationship. The Company obtained a $750,000 revolving credit line which bears interest at the rate of prime plus 1.5% per annum, and is secured, primarily, by the Company's accounts receivable and inventories. The Company also obtained a $300,000, non-revolving, equipment acquisition credit line, which bears interest at the rate of prime plus 1.75%, per annum, and is secured by all of the Company's assets. Both of these loans are cross-collateralized. The terms of these loan agreements contain certain restrictive covenants, including maintenance of minimum working capital, net worth, and ratios of current assets to current liabilities and debt to net worth.

NOTE 4 - LONG-TERM DEBT     Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
Note payable to bank at prime                        (Unaudited)  (Unaudited)
 rate plus 3 1/2%, secured by
 all the assets of the Company,
 maturing in June, 1996. The
 Company made monthly interest
 payments and principal
 payments from time to time
 depending on the surplus
 of cash flow  available.   $   --       $ 107,900    $ 147,900    $ 537,500
Note payable to bank at prime
 rate plus 3 1/2%, secured by
 all the assets of the Company,
 maturing in June, 1996.        --         971,297    1,071,298    1,168,882
Notes payable to vendors
 bearing no interest maturing
 at various dates. These notes
 were negotiated with vendors
 to convert accounts payable
 balances into notes with terms
 varying from three months to
 three years. All these notes
 existed when the Receiver was
 appointed on May 1, 1995. All
 the notes have been paid in
 full or written-off, except
 for two in dispute reflected
 here and reserved for in the
 Company's legal accrual
 (See Notes 7 and 14)         207,087      684,484      767,258    1,022,926
Other obligations               --           --          75,352      129,635
                            ---------    ---------    ---------    ---------
                              207,087    1,763,681    2,061,808    2,858,943
Less current portion          207,087    1,763,681    1,965,897    2,787,543
                            ---------    ---------    ---------    ---------
Long-term debt              $    -0-     $    -0-     $  95,911    $  71,400
                            =========    =========    =========    =========

       See independent auditors' report and notes to financial statements.
                                      F - 10

All the above bank debt was repaid in August, 1996 and replaced by the new loan commitments (See Notes 3 and 12).

Interest paid in cash totaled as follows:

                               Nine Months             Nine Months
                                 Ended     Year Ended    Ended     Year Ended
                               October 31, January 31, October 31, January 31,
                                  1996        1996        1995        1995
                                  ----        ----        ----        ----
                                                      (Unaudited) (Unaudited)

                              $   87,017  $  263,627  $  218,797  $  305,627
                              ==========  ==========  ==========  ==========

NOTE 5 - STOCK OPTION PLANS

In the year ended January 31, 1996, the Company implemented stock option plans which provide for the granting of options to certain officers, directors and key employees to purchase shares of its common stock within prescribed periods at prices that vary from $0.25 to $0.75. The weighted average fair value of the options granted was $0.87 per option. Fair value was determined by estimating the future value of the underlying stock and discounting the gain on the options based on a risk free rate of return adjusted for equity risk. Share activity under the Company's stock option plans is summarized below:

                                                                 Shares
                                                                 ------
       Held at January 31, 1995* (outstanding and unexercised)        -
       Granted                                                  359,000
       Exercised                                                      -
       Canceled or expired                                            -
                                                               --------
       Held at January 31, 1996* (outstanding and unexercised)  359,000
       Granted                                                        -
       Exercised                                                      -
       Canceled or expired                                      -------
       Held at October 31, 1996 (outstanding and unexercised)   359,000

       Shares exercisable, October 31, 1996                     252,280
                                                                =======
       Shares available for future grants, end of period        141,000
                                                                =======
       Price range of options held, October 31, 1996        $.025-$.075

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires companies to measure employee stock compensation plans based on the fair value method of accounting. However, the statement allows the alternative of continued use of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro-forma disclosure of net income earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company has elected the alternative of continued use of APB No. 25. No pro-forma disclosure is presented because the change in compensation cost is immaterial.

       See independent auditors' report and notes to financial statements.
                                      F - 11

NOTE 6 - INCOME TAXES

The following is a reconciliation of the tax provision, computed by applying the statutory federal income tax rates, and the income tax provision per the financial statements:

                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)
Income tax provision at 34%  $ 145,769   $ 305,360    $ 177,031   $(806,533)
Excess book (tax) depreciation
 and amortization               15,743     (39,658)
Excess book loss on disposition             20,252
Change in allowance for
   doubtful accounts           (30,769)    (21,920)
Write-off of obsolete
   inventory                   (42,827)   (338,358)
Reserve for legal matters                   11,975
Other                            3,510      11,440
Use of net operating loss
   carryforward                (91,426)                (177,031)
                              --------    --------     --------    --------
Current federal tax benefit        -0-     (50,909)         -0-    (806,533)
Current state tax benefit          -0-     (12,106)         -0-         -0-
                              --------    --------     --------    --------
Net current tax benefit            -0-     (63,015)         -0-    (806,533)

Unrecognized benefit of losses              63,015                  806,533
Minimum franchise tax            5,600       5,600        5,600       5,600
                              --------    --------     --------    --------
Provision for income taxes    $  5,600    $  5,600     $  5,600    $  5,600
                              ========    ========     ========    ========

Deferred tax benefits reflect the impact of loss carryforwards, temporary differences between the assets and liabilities recorded for financial reporting purposes and tax purposes. These differences are as follows:


                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)
Allowance for doubtful
  accounts                  $  21,435    $  60,620    $  70,494    $  81,788
Allowance for inventory
  obsolescence                110,789      165,332      338,606      538,800
Less valuation allowance     (132,224)    (225,952)    (409,100)    (620,588)
                            ---------    ---------    ---------    ---------
        Current             $     -0-    $     -0-    $     -0-    $     -0-
                            =========    =========    =========    =========

       See independent auditors' report and notes to financial statements.
                                      F - 12

Tax loss carryforward       $1,245,103   $1,422,366   $1,362,138   $1,376,992
Depreciation and
   amortization                (42,992)     (41,741)      29,833     (168,951)
Reserve for legal matters       85,558       43,300
Less valuation allowance    (1,287,669)  (1,423,925)  (1,391,971)  (1,208,041)
                            ----------   ----------   ----------   ----------
      Non current           $      -0-   $      -0-   $      -0-   $      -0-
                            ==========   ==========   ==========   ==========

Realization of the deferred benefit is contingent upon future taxable earnings. In accordance with SFAS No. 109, the valuation allowance is 100% of the benefit based on the uncertainty of the Company to realize this benefit.

The Company estimates it had available net operating loss carryforwards of approximately $3,019,000 for federal income tax purposes and $2,351,000 for state income tax purposes at October 31, 1996.

The Company had available net operating loss carryforwards of approximately $3,288,000 for federal income tax purposes, and $2,626,000 for state income tax purposes, at January 31, 1996. The Company's net operating loss carryforwards expire from 2008 to 2011.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES
The Company is committed to minimum lease payments on a non-cancelable operating lease for its facility, which expires in August 2000, as follows:

Twelve Months ending October 31,

             1997                   $   291,000
             1998                       291,000
             1999                       291,000
             2000                       242,500
             2001                           -0-
                                    -----------
            TOTAL                   $ 1,115,500
                                    ===========

The leases with respect to the former location were terminated under the powers of the Receiver.


NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Total rental expense under facility lease as follows:

                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)
                            $  227,000   $  275,000   $  217,000   $  410,000
                            ==========   ==========   ==========   ==========

       See independent auditors' report and notes to financial statements.
                                      F - 13

CAPITAL LEASES

All Company's capital leases for machinery and equipment were terminated under the powers of the Receiver during the year ended January 31, 1995. At January 31, 1995, the obligation under capital leases was $51,366.

LEGAL MATTERS

The Company is party to various legal proceedings. Except as noted below, the outcome of these proceedings and the potential liability cannot be determined; however, the Company believes it will prevail in its defenses, and does not expect that such litigation will have a material adverse effect on its financial position or results of operations. Additionally, the Company has filed counterclaims in some of the actions. At October 31, 1996 and January 31, 1996, an accrual in the amount of approximately $232,000 and $332,000 has been recorded in anticipation of certain judgments against the Company related to these matters. $207,087 of the accrual remains in notes payable to vendors(See
Note 4).

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company is using the legal expertise of a lawyer who is a director of the Company. Related legal expenses totaled $52,784, $42,284, $28,268 and $80,625 for the nine months ended October 31, 1996, the year ended January 31, 1996, the nine months ended October 31, 1995 and the year ended January 31, 1995, respectively. The amount due to this director was $0 at October 31, 1996 and $27,500 at January 31, 1996.

NOTE 9 - CONCENTRATIONS

Major Customer Information
--------------------------
Concentration of sales in the Company's three largest customers is as follows:

                            Nine Months               Nine Months
                               Ended     Year Ended      Ended     Year Ended
                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
                                                     (Unaudited)  (Unaudited)

Breed Automotive
  Technologies              $ 1,652,490  $ 2,047,315  $ 1,426,460  $ 2,666,281
Inflation Systems, Inc.         974,009    2,213,823    1,759,627    4,470,337
Norcross Air, Inc.              672,774    1,037,135      756,291      333,734
                             ==========   ==========   ==========   ==========
                            $ 3,299,273  $ 5,298,273  $ 3,942,378  $ 7,470,352

Concentration of Credit Risk
----------------------------
Concentration of receivables due from the Company's three largest customers is as follows:


       See independent auditors' report and notes to financial statements.

                            October 31,  January 31,  October 31,  January 31,
                               1996         1996         1995         1995
                               ----         ----         ----         ----
Breed Automotive
  Technologies              $215,904      $118,340     $230,847     $219,718
Inflation Systems, Inc.      382,058       422,028      214,599      526,437
Norcross Air, Inc.            76,499        52,942       41,155          476
                            ========      ========     ========     ========
                            $674,461      $593,310     $486,601     $746,631

Breed Automotive Technologies and Inflation Systems, Inc. are U.S.-based major suppliers to the automobile industry. Norcross Air, Inc. is a U.S.-based distributor of spare parts to the airline industry. The Company grants trade credit to these customers on an unsecured basis.

CASH IN BANK

At October 31, 1996, the Company had cash in a bank which exceeded federally insured limits by $25,331.

NOTE 10 - STOCKHOLDERS' EQUITY

During the quarter ended July 31, 1996, the Company sold 2,530,000 shares of common stock and received $1,772,900 of net proceeds, including $1,300 of interest. Additionally, $50,000 is being held in escrow, pending registration of the common shares sold. The purchase price of the common stock was $.80 per share. From the gross proceeds, the underwriter received $202,400 as a fee. The underwriter also received a 24 month option to purchase 177,100 common shares, at a price of $.80 per share. Proceeds received by the Company have been used to retire bank debt (See Note 12) and other pre-Receiver debt. The Company is obligated to register the securities within six months of the closing date of the offering.

During the year ended January 31, 1995, the Company issued 210,000 shares of common stock, the net proceeds of which were $250,000.

NOTE 11 - FOURTH QUARTER ADJUSTMENTS

During the quarter ended January 31, 1996, the Company wrote-off all abandoned fixed assets and recorded a gain on recovery of excess inventory reserves.

During the quarter ended January 31, 1995, the Company recorded an inventory write-down of $1,000,000 resulting from the re-evaluation of inventory requirements caused by the discontinuation of the Michigan Dynamics' Dynapore product line.

NOTE 12 - CESSATION OF RECEIVERSHIP

On August 13, 1996, all bank debt owned by the Company was repaid. On August 22, 1996, the Receivership Estate was terminated by order of the Superior Court of the State of California and control of the Company was returned to the Board of Directors and Management.


NOTE 13 - DISCONTINUED OPERATIONS

On June 15, 1995, the Company sold certain inventory, equipment, trade name, contracts and work in process, of its wholly owned subsidiary Decca Valves Corporation, leading to a discontinuation of its related operations. The assets were sold for a consideration of $305,000 cash. During the year ended January

       See independent auditors' report and notes to financial statements.
                                      F - 15

31, 1996, the operations of its wholly owned subsidiary Michigan Dynamics, Inc. were also discontinued. The remaining assets of this subsidiary have been transferred to Puroflow Corporation.

In November 1994, the Company sold the operating assets of its ultraviolet water purification products subsidiary, Ultra Dynamics, including inventories, property and intangible assets for $234,629 consisting of $100,000 cash and a note receivable of $134,629.

The disposition of these assets have been accounted for as discontinued operations and accordingly, the operating results of the subsidiaries are segregated and reported as discontinued operation in the accompanying consolidated statements of operations. The prior year's financial statements have been restated to reflect the discontinued operations. Revenues applicable to the discontinued operations were $326,509 for the year ended January 31, 1996 and the nine months ended October 31, 1995 and $2,615,540 for the year ended January 31, 1995.


NOTE 14 - VENDOR NOTE SETTLEMENTS

The Company paid $352,915 as settlement for $477,397 of vendor notes in the nine months ended October 31, 1996.

















       See independent auditors' report and notes to financial statements.



                                      F - 16

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH
THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR
ANY UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF
AN OFFER TO BUY ANY SECURITIES OTHER THAN THE          2,807,100 Common Shares
SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN
OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO           277,100 Options to
BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH         Purchase Common Shares
SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE         PUROFLOW INCORPORATED
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF.

             TABLE OF CONTENTS
                                  Page
Prospectus Summary.............
Risk Factors...................
Dividend Policy................
Use of Proceeds................
Selected Financial Data........
Selling Security Holders
 and Plan of Distribution......
Selling Security Holders.......         -------------------------------------
Management's Discussion and
 Analysis of Financial                               PROSPECTUS
 Condition and Results                  -------------------------------------
 of Operations.................
Business.......................
Legal Proceedings..............
Management.....................
Principal Stockholders.........
Price Range of Common Stock....
Description of Capital Stock...
Related Party Transactions.....
Change in Accountants..........                                  , 1997
Legal Matters..................
Experts........................

Until ________________, 1997 (25 days after the
date of this Prospectus), all dealers effecting transactions in the Registered Securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provided that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:




                                                        Amount
                                                        ------
SEC Registration Fee.............................    $    850.72
Accounting Fees and Expenses.....................    $ 38,000.00*
Legal Fees and Expenses..........................    $ 20,000.00*
Miscellaneous Expenses..........................     $  5,000.00*
                                                     -----------
 .     Total.                                         $ 63,850.72*
                                                     ===========

     *Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The Company has sold the following unregistered securities within the last three years:

         1. In July 1996, the Company issued 2,530,000 shares of Common Stock for $1,772,900 cash to accredited investors. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.


                                      II-1

         2. In connection with the July 1996 private placement, the Company issued to the Placement Agents in consideration of the efforts of the Placement Agents, options to purchase 177,100 shares of Common Stock at a price (subject to adjustment) of $0.80 per share. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

         3. During the fiscal year ended January 31, 1995, the registrant issued 210,000 shares of Common Stock to a single purchaser, a corporation domiciled outside the United States, the net proceeds of which were $250,000. The Company relied on Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.


ITEM 27.  EXHIBITS.

Exhibit
  No.                  Description
-------                -----------
  3.1 Certificate of Incorporation of the Company. (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

  3.2 Bylaws (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

  4.1      Form of Placement Agent Purchase Option.*

  4.2      Form of Registration Rights Agreement.*

  4.3      Form of Common Stock Certificate.*

  5.1      Opinion of Sheppard, Mullin, Richter & Hampton LLP.*

 10.1 1991 Key Employee Incentive Stock Option Plan. (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

 10.2 Sublease dated July 27, 1995 between Kaiser Marquardt and the Company with sublease guarantor Kaiser Aerospace and Electronics (Incorporated by reference to exhibit 10.26 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-5622)).

 10.3      Employment Agreement dated March 11, 1993 between the
           Company and Michael H. Figoff (Incorporated by reference to the Company's Form 10-K filed with the Securities and Exchange Commission on May 15, 1993).

 10.4 Form of Directors Stock Option Agreement dated July 9, 1987 (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

--------
   *     Filed previously.
                                       II-2

 10.5 Form of Directors Stock Option Agreement dated February 14, 1991 (Incorporated by reference to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 15, 1991, Registration No. 33-43228).

 21.1 Subsidiaries of the Company (Incorporated by reference to exhibit 22 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-5622)).

 23.1      Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
           Exhibit 5.1).*

 23.2      Consent of Rose, Snyder & Jacobs.

 24.1      Power of Attorney (included on page S-1).*

----------

   *     Filed previously


ITEM 28.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 24, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

































                                      II-4

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on March 5, 1997.

                            PUROFLOW INCORPORATED


                            By: /s/ Michael H. Figoff

                                Michael H. Figoff
                                President and Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                       TITLE                             DATE

/s/ Michael H. Figoff      President, Chief               March 5, 1997
-----------------------    Executive Officer and
Michael H. Figoff          Director (principal
                           executive officer,
                           principal financial
                           officer, and principal
                           accounting officer)


/s/ Reuben M. Siwek*       Chairman of the Board and      March 5, 1997
-----------------------    General Counsel
Reuben M. Siwek

/s/ Robert A. Smith*       Vice Chairman of the           March 5, 1997
-----------------------    Board
Robert A. Smith

/s/Dr. Tracy K. Pugmire*   Director                       March 5, 1997
-----------------------
Dr. Tracy K. Pugmire


/s/ Leo S. Unger*          Director                       March 5, 1997
-----------------------
Leo S. Unger


*By: /s/ Michael H. Figoff
     ----------------------
     Michael H. Figoff
     Attorney-in-Fact**

**  By authority of power of attorney previously filed.

                                       S-1

                               EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use, in this Registration Statement on Amendment No. 2 to Form SB-2, of our report dated December 11, 1996, relating to the consolidated financial statements of Puroflow Incorporated (a Delaware corporation), and Subsidiaries, and to the reference to our Firm under the heading "Experts" in the Prospectus.



/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Burbank, California

March 5, 1997
























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